Exhibit 99.1

NEWS RELEASE

1590 Reed Road, Pennington, NJ 08534    609.730.0400

Ocean Power Technologies, Inc. Announces Pricing of Public Offering of Common Stock and Warrants

Pennington, NJ – July 22, 2016 – Ocean Power Technologies, Inc. (the “Company”) (NASDAQ: OPTT), announced today the pricing of a best efforts public offering of 595,000 units (the “Units”), at a price of $6.75 per Unit, each of which consists of one share of its common stock and 0.3 of a warrant to purchase one share of its common stock at an exercise price of $9.36 per share. The warrants will be exercisable immediately for a period of five years from the issuance date. The Company expects to receive approximately $4,016,250 in gross proceeds, before deducting placement agent fees and offering expenses payable by the Company.

Roth Capital Partners is acting as the sole placement agent for the offering. The offering is expected to close on July 27, 2016, subject to customary closing conditions.

The Company intends to use the net proceeds from this offering for general corporate purposes.

The securities described above are being offered by the Company pursuant to a registration statement on Form S-3 previously filed with, and subsequently declared effective by, the Securities and Exchange Commission (“SEC”). An electronic preliminary prospectus relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering also may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ: OPTT) is a pioneer of ocean wave power that converts ocean wave energy into electricity. OPT’s proprietary PowerBuoy® technology is based on a modular design. OPT specializes in cost-effective and environmentally sound ocean wave-based power generation and management technology.

Ocean Power Technologies Announces Pricing of Public Offering of Common Stock and Warrants

Safe Harbor / Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Mark A. Featherstone	Phone:

Chief Financial Officer	609-730-0400

Investor Relations Contact:

Andrew Barwicki	Phone:

Barwicki Investor Relations, Inc.	516-662-9461